Exhibit J(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 33-73824 on Form N-1A of our reports dated November 21, 2025, relating to the financial statements and financial highlights of MassMutual Diversified Value Fund, MM S&P 500® Index Fund, MassMutual Blue Chip Growth Fund, MassMutual Mid Cap Growth Fund, MassMutual Small Cap Growth Equity Fund, and MassMutual Overseas Fund, each a series of MassMutual Select Funds, appearing in the Form N-CSR of MassMutual Select Funds for the year ended September 30, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 29, 2026